EXHIBIT 99.1
WASTE SERVICES
ANNOUNCES THE ACQUISITION OF THE
MATERIALS RECOVERY FACILITY AND
SOLID WASTE TRANSFER STATION IN TAFT, FLORIDA
BURLINGTON, Ontario, April 17, 2006 / PRNewswire-FirstCall/ — Waste Services, Inc. (Nasdaq: WSII) today announced that it had completed the acquisition of the Materials Recovery Facility and Solid Waste Transfer Station in Taft, Florida. The purchase price for the facility consisted of $11 million in cash and $4 million by the issuance of 1,269,841 shares of restricted common stock of Waste Services, Inc. An additional $1.5 million in cash and $4 million by the issuance of 1,269,842 shares of restricted common stock will be paid at the time the final Orange County Solid Waste Management Permit is issued. David Sutherland-Yoest, Waste Services Chairman and Chief Executive Officer, stated “We are pleased to gain full control of this facility which will allow us greater access to third party waste volumes that can be disposed of at our JED Landfill in Osceola County, Florida. As a result of our ownership, we expect to achieve greater operating efficiencies and internalize more volume into our JED Landfill.”
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.
For information contact:
Mark A. Pytosh, Executive Vice President
and Chief Financial Officer
Waste Services, Inc.
561-237-3420